Exhibit 99.1

IDEX Corporation Signs Agreement to Acquire Microfluidics International Corporation

—Microfluidics’ shareholders to be offered $1.35 per share in cash—

—Microfluidics to host conference call on January 11, 2011 at 8:30 AM ET—

Lake Forest, IL and Newton, MA—January 11, 2011—IDEX Corporation (NYSE: IEX) today announced that it has entered into a definitive merger agreement to acquire Microfluidics International Corporation (OTC Bulletin Board: MFLU) for $1.35 per share, net to the seller in cash, and subject to adjustment as provided in the merger agreement.  The transaction is expected to close in the first quarter of 2011.

The $1.35 per share cash purchase price represents a premium of approximately 69% over Microfluidics’ volume-weighted average share price during the 30 trading days ending January 10, 2011, the last trading day prior to this announcement, and a 75% premium over Microfluidics’ volume-weighted average share price during the 90 trading days ending January 10, 2011.

Microfluidics is a global leader in the design and manufacture of laboratory and commercial equipment used in the production of micro and nano scale materials for the pharmaceutical and chemical markets. Microfluidics is the exclusive producer of the Microfluidizer® family of high shear fluid processors for uniform particle size reduction, robust cell disruption and nanoparticle creation.  Microfluidics’ product and service offerings will enhance IDEX’s micro fluidics and micro particle technology position. Headquartered in Newton, MA, Microfluidics achieved $16M in revenue in 2009. Microfluidics will operate as a stand-alone business within the IDEX Fluid and Metering segment. Microfluidics is expected to be accretive to IDEX’s earnings in 2011.

The merger agreement provides for a wholly-owned subsidiary of IDEX to commence a tender offer to purchase all outstanding shares of Microfluidics. The Microfluidics Board of Directors unanimously determined that the offer and the merger are fair to and in the best interests of Microfluidics and its shareholders.  The Board approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the offer, and recommended that holders of shares of Microfluidics common stock accept the offer and tender their shares in the offer.

In connection with the acquisition, Global Strategic Partners, LLC (GSP), a wholly-owned subsidiary of Celgene Corporation (NASDAQ: CELG), has agreed, subject to the same conditions as the offer, to sell to IDEX the Microfluidics $5,000,000 debenture previously issued to GSP (which is convertible for shares representing, after giving effect to such conversion, approximately 28% of the outstanding shares of Microfluidics based on shares outstanding at December 31, 2010) and to cancel all outstanding warrants to purchase Microfluidics common stock held by GSP.

In addition, Irwin Gruverman, the founder and a major shareholder of Microfluidics, as well as each of Microfluidics’ directors and executive officers, have agreed to tender their shares in the offer; these stockholders own shares representing approximately 16% of the outstanding shares of Microfluidics at December 31, 2010.

The merger agreement provides for a two-step transaction. The first step will be a cash tender offer for all outstanding Microfluidics common stock, which is expected to commence in January 2011. In a second step merger, any untendered shares of Microfluidics common stock (other than those of dissenting holders) will be converted into the right to receive the same price paid in the offer. The tender offer and merger are subject to the satisfaction of customary closing conditions, including successful tender of a majority of the outstanding shares of Microfluidics common stock. There are no financing or regulatory conditions to the consummation of the transaction, nor is the transaction subject to approval by the shareholders of IDEX.

Commenting on the transaction, IDEX Chairman and Chief Executive Officer Larry Kingsley stated, “We are thrilled that Microfluidics has decided to join the IDEX team. Microfluidics’ leading technology in particle size reduction and nanoparticle creation adds enabling technology to one of our key platforms supporting pharmaceutical research and production. Combining Microfluidics with our Quadro and Fitzpatrick pharma platform will allow for significant growth opportunities across the globe. We welcome the Microfluidics team to IDEX.”

Microfluidics’ Chief Executive Officer Michael C. Ferrara stated, “Microfluidics has completed a significant transformation— evolving into an innovative, efficient and financially stable technology provider with a robust product line that continues to serve as the gold standard for nanomaterials processing, particularly for pharmaceutical applications. As we look to the future, we believe the full potential of our technology can best be realized by a larger company with robust sourcing and distribution channels and complementary lines of innovative products. We are confident that IDEX—known as a global leader in the fluidics field across multiple platforms—is the ideal partner for Microfluidics. We believe that this proposed acquisition best meets the evolving needs of our global customers while also producing the value and liquidity that our shareholders deserve. We look forward to working with IDEX to complete the transaction in the first quarter of 2011.”

Latham & Watkins LLP and Hodgson Russ LLP represented IDEX in the transaction. America’s Growth Capital, LLC served as the financial advisor to Microfluidics and provided a fairness opinion to the Microfluidics Board of Directors. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as legal counsel to Microfluidics.

About IDEX Corporation

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.

About Microfluidics International Corporation

Microfluidics (OTCBB: MFLU) is the exclusive producer of Microfluidizer® high shear fluid processors for uniform particle size reduction, robust cell disruption and bottom-up nanoparticle creation. Used primarily by pharmaceutical, biotechnology, chemical, cosmetic, nutraceutical/food and energy companies to research, develop and improve products with efficient processes, more than 3,000 Microfluidizer processors are installed at customer sites in 50 countries around the world. The innovative Microfluidics Technology Center, located at the Company’s headquarters outside Boston, MA, is staffed by expert engineers with a wide range of nanotechnology and application experience for Proof of Concept and Process Development services.

By producing smaller particle sizes and a more narrow distribution than other technologies, with scaleup from lab to production guaranteed, Microfluidics International Corporation enables companies to create tiny particles that achieve big results. To learn more, visit www.microfluidicscorp.com.

Conference Call Information

Michael C. Ferrara, President and Chief Executive Officer of Microfluidics, will host a conference call and live audio webcast at 8:30 A.M. Eastern Time today, January 11, 2011, to discuss the proposed transaction. Participants are invited to attend the call by http://www.microfluidicscorp.com/investors and clicking on the webcast visiting link, or by dialing 800-659-1966 (within the United States) or 1 617-614-2711 (outside the United States). The passcode is 85948002.

A replay will be available for one week beginning approximately two hours after the live call. To access the replay, dial 888-286-8010 (within the United States) or 1 617-801-6888 (outside the United States). The relay passcode is 91668867.

Important additional information will be filed with the SEC and distributed to shareholders of Microfluidics.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Microfluidics. The tender offer for shares of Microfluidics common stock described in this press release has not yet been commenced.

At the time the tender offer is commenced, IDEX and its wholly owned subsidiary, Nano Merger Sub, Inc., intend to file with the SEC and mail to Microfluidics shareholders a Tender Offer Statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related tender offer documents, and Microfluidics intends to file with the SEC and mail to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These documents will contain important information about IDEX, Nano Merger Sub, Inc., Microfluidics, the transaction and other related tender offer matters. Investors and security holders are urged to read each of these documents carefully when they are available.

Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents to be filed with the SEC by IDEX, Nano Merger Sub, Inc. and Microfluidics through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting the Investor Relations departments of IDEX or Microfluidics.

Contacts:

IDEX Corporation:

Heath Mitts

VP - Corporate Finance

847-498-7070

Microfluidics International Corporation:

Peter Byczko

Vice President of Finance and

Chief Accounting Officer

(617) 969-5452, ext. 243

Investor Relations Contact:

Kari Watson or Doug MacDougall

MacDougall Biomedical Communications

(781) 235-3060